EXHIBIT 99.1

News about Refac
Contact:	Raymond A. Cardonne
201-585-0600
Fax:	201-585-2020
E-mail:	cardonne@refac.com
Web site:	www.refac.com

REFAC REPORTS SECOND QUARTER RESULTS

Fort Lee, New Jersey, August 12, 2004 – Refac (AMEX: REF) today reported that it had a net loss for the second quarter of 2004 of $39,000 or ($0.01) per share, attributable entirely to its continuing operations. During the comparable period in 2003, the Company had a net loss of $83,000, or ($0.02) per share, on a diluted basis, which consisted of a net loss from continuing operations of $102,000, or ($0.02) and a gain, net of tax, from discontinued operations of $19,000, or less than $0.01 per share.

Revenues and expenses from continuing operations for the three months ended June 30, 2004 were $491,000 and $662,000, respectively, as compared to $543,000 and $901,000, respectively, for the same period in 2003. Revenues from licensing-related activities decreased by $82,000 in the second quarter of 2004, primarily due to the termination of the Company’s agreement with OXO International at the end of 2003. This property accounted for $82,000 of the Company’s licensing-related revenues in the second quarter of 2003. Partially offsetting the decline in licensing-related revenues was an increase in consulting income of $30,000.

Expenses were $239,000 lower in the second quarter of 2004 as compared to 2003. This reduction is primarily the result of a decrease in management incentive compensation of $277,000 and certain non-recurring expenses that were incurred in the second quarter of 2003, including merger-related costs of $55,000 and accelerated depreciation of leasehold improvements associated with a reduction of the Company’s leased premises in Edgewater, New Jersey of $91,000, offset by the amortization of $180,000 in executive search firm retainer fees.

For the six months ended June 30, 2004, the Company reported a net loss of $208,000 or ($0.03) per share, on a diluted basis, which consists of a net loss from continuing operations of $213,000 and a gain, net of tax, from discontinued operations of $5,000, or less than $0.01 per share. During the same period in 2003, the Company had a net loss of $1,330,000, or ($0.30) per share, on a diluted basis, which consisted of a net loss from continuing operations of $1,358,000, or ($0.31) per share, and a gain, net of tax, from discontinued operations of $28,000, or $0.01 per share.

Revenues and expenses from continuing operations for the six months ended June 30, 2004 were $894,000 and $1,412,000, respectively, as compared to $994,000 and $3,049,000,

respectively, for the same period in 2003. Revenues from licensing-related activities decreased by $195,000 in the six month period ended June 30, 2004, principally related to the OXO agreement discussed above. This property accounted for $180,000 of the Company’s licensing-related revenues in the first half of 2003. Partially offsetting the decline in licensing-related revenues was an increase in consulting income of $95,000.

Expenses decreased by $1,637,000 in the six month period ended June 30, 2004 as compared to the same period in 2003. This reduction is primarily the result of a decrease in management incentive compensation of $931,000 and certain non-recurring expenses that were incurred in the first half of 2003, including merger-related costs of $484,000 and accelerated depreciation of leasehold improvements associated with a reduction of the Company’s leased premises in Edgewater, New Jersey of $273,000.

Commenting on the status of the Company’s acquisition search, Refac Chairman Melvin Meskin stated that, “In January, we determined to focus our acquisition efforts on opportunities in the asset management sector of the financial services industry. Although we have retained one of the leading executive search services to identify opportunities in this segment and to recruit individuals and/or teams within the industry to join our Company and build this business, we have not yet found a suitable match for our initial acquisition. We are currently exploring additional avenues to expand our search.” The Company cannot assure whether an acquisition will be made, or the timing of any such acquisition.

Refac
Operating Results
(UNAUDITED)

	Three Months Ended June 30,
	2004	2003

Total revenues	$491,000	$543,000
Net loss from continuing operations	$(39,000)	$(102,000)
Income (loss) from discontinued operations, net of taxes	$-	$19,000
Net loss	$(39,000)	$(83,000)
Diluted loss per share from continuing operations	$(0.01)	$(0.02)
Income (loss) per diluted share from discontinued operations	-	-
Net loss per diluted share	$(0.01)	$(0.02)
Number of diluted shares	6,993,393	5,151,811

	Six Months Ended June 30,
	2004	2003

Total revenues	$894,000	$994,000
Net loss from continuing operations	$(213,000)	$(1,358,000)
Income from discontinued operations, net of taxes	$5,000	$28,000
Net loss	$(208,000)	$(1,330,000)
Diluted loss per share from continuing operations	$(0.03)	$(0.31)
Income per diluted share from discontinued operations	-	$0.01
Net loss per diluted share	$(0.03)	$(0.30)
Number of diluted shares	6,990,811	4,429,875

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CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

This News Release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact, including statements regarding the Company’s acquisition plans. When used in this document, the words “expects,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the Company’s ability to make suitable acquisitions in the asset management sector of the financial services industry and/or to recruit qualified individuals or teams within the industry to join the Company and build this business. More information regarding these factors is included in the Company’s 2003 Annual Report on Form 10-K.

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